UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 4, 2013

(Exact name of Registrant as specified in its charter)

MARYLAND	001-35657	46-0633510
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Altisource Asset Management Corporation
402 Strand Street
Frederiksted, United Stated Virgin Islands 00840-3531
(Address of principal executive offices including zip code)

(340) 692-1055
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Departure of Directors or Certain Officers

On March 4, 2013, Rachel M. Ridley, the Chief Financial Officer of Altisource Residential Corporation (the “Company”), resigned as an officer of the Company. Her resignation was effective as of as of March 4, 2013 by virtue of her resignation as the Chief Financial Officer of Altisource Asset Management Corporation (“AAMC”). In connection with Ms. Ridley's departure, AAMC will enter into a Separation Agreement with Ms. Ridley.

(c) Appointment of Certain Officers

Effective March 5, 2013, AAMC appointed Kenneth Najour, age 53, as Chief Financial Officer of AAMC. By virtue of such appointment, Mr. Najour became the Chief Financial Officer of the Company, effective as of the same date.

Prior his appointment, Mr. Najour served as Vice President, Finance and Chief Accounting Officer of Ocwen Financial Corporation (“Ocwen”) from March 2012 to March 2013. Mr. Najour joined Ocwen as Vice President, Finance in December 2010. Prior to joining Ocwen, Mr. Najour served as Senior Vice President, Chief Financial Officer Latin America and Caribbean Region for MasterCard Worldwide from 2003 to 2010. He has also held leadership positions within PepsiCo Inc. from 1994 to 2003 and was Audit Manager for Pricewaterhouse Coopers LLP from 1986 to 1994. He holds a Master of Accounting from the University of Miami, a Bachelor of Science from Santa Clara University and is a Certified Public Accountant in the State of California.

Effective March 4, 2013, AAMC appointed Salah Saabneh, age 44, as the Executive Vice President, Corporate Development of AAMC. By virtue of such appointment, Mr. Saabneh became the Executive Vice President, Corporate Development of the Company, effective as of the same date.

Prior to his appointment, Mr. Saabneh served as a director of AAMC since its separation on December 21, 2012 from Altisource Portfolio Solutions S.A. From 2008 to February 2013, Mr. Saabneh was a founding partner at Manikay Partners, LLC, an investment management firm, and served as a senior member of the Manikay Partner's event-driven and special situations investment team. Prior to joining Manikay Partners, Mr. Saabneh served from 2005 to 2008 as Director, Securitized Products and Special Situations, at Angelo, Gordon & Co, a privately held registered investment advisor. Previously, Mr. Saabneh was a senior banker at ING Financial Markets LLC and UBS Warburg LLC and was involved in structuring and underwriting a wide range of securitization transactions and asset-backed financings. Mr. Saabneh practiced corporate and finance law with Sidley Austin LLP in New York City and London and holds a Master of Laws from Georgetown University in Washington, D.C., a Master of Business Administration from Columbia University in New York, New York and a Bachelor of Laws from Hebrew University in Jerusalem.

There are no family relationships among either Mr. Najour or Mr. Saabneh and any of the Company's directors and executive officers.

(e) Compensatory Arrangements

Each of Messrs. Najour and Saabneh will be employed by and receive compensation from AAMC for services provided to the Company, including their service as the Company's executive officers. As provided in the Asset Management Agreement between the Company and AAMC (the “Asset Management Agreement”), which is incorporated herein by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 28, 2012, the Company does not determine the compensation to be received by its executive officers. As a result, the Company does not have any plans, contracts or arrangements with either of Messrs Najour and Saabneh.  However, the Company is required by the Asset Management Agreement to reimburse AAMC on a monthly basis for direct and indirect expenses AAMC incurs or payments it makes on behalf of the Company or any other subsidiaries and affiliates thereof, including, but not limited to, the allocable compensation and routine overhead expenses of all employees and staff of AAMC, when and to the extent engaged in providing asset management and corporate governance services under the Asset Management Agreement.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Altisource Residential Corporation
Date: March 5, 2013	By:	/s/ Stephen H. Gray
Stephen H. Gray General Counsel and Secretary

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